NORTHSTAR REALTY FINANCE
ANNOUNCES SECOND QUARTER 2006 RESULTS

Second Quarter Highlights

•	Second quarter AFFO per share of $0.31, excluding $0.03 of unrealized losses relating to mark-to-market adjustment on warehouse facilities, an increase of 158% over second quarter 2005 AFFO.

•	Record $697 million in new financings committed in 66 separate transactions.

•	Total revenues increase 184.6% to $39.1 million, compared with second quarter 2005.

•	Assets under management increase to $3.7 billion.

•	Second quarter dividend of $0.30 per share, a 100% increase over second quarter 2005.

•	$115 million raised through sale of 11.5 shares of common stock.

NEW YORK, NY, August 9, 2006 — NorthStar Realty Finance Corp. (NYSE: NRF) today announced its second quarter 2006 results. The Company reported adjusted funds from operations (“AFFO”) for the quarter ended June 30, 2006 of $0.28 per share versus $0.12 per share for the second quarter 2005. AFFO for the second quarter 2006 was $11.4 million, compared with $3.3 million for the second quarter 2005. Excluding $0.03 per share of unrealized losses relating to the mark-to-market adjustment on securities warehouse facilities, second quarter 2006 AFFO per share was $0.31. Net income for the second quarter 2006 was $5.2 million, or $0.15 per share, compared with $9.8 million, or $0.47 per share inclusive of a $0.41 per share gain from an asset sale, for second quarter 2005. For a reconciliation of net income to AFFO, please refer to the tables on the following pages.

The Company announced that during the second quarter it closed on 22 new financing and net lease commitments and 44 real estate securities investments for a total of $697 million, of which $606 million was funded during the quarter. In addition, the Company funded $1.4 million under pre-existing commitments and received $24 million in loan repayments. For the quarter ended June 30, 2006, the Company generated a return on average common book equity of 21.1%, pre G&A and unrealized mark-to-market loss. Please refer to the tables on the following pages for a calculation of return on average common book equity, pre G&A and unrealized mark-to-market loss.

David T. Hamamoto, president and chief executive officer, commented, “Our record second quarter investment volume reflects the strength of our growing direct origination platform which is focused on developing long-term relationships with borrowers. Over 82% of our lending volume this quarter was originated directly with our borrowers, and the increase in direct originations has resulted in a shift in lending mix toward first mortgages, which comprised 55% of funded loans this quarter.”

Mr. Hamamoto continued, “I am pleased with the strength of our investment pipeline and the quality of the transactions we are seeing in the market, including the increased deal flow realized as a result of the expansion of our net lease business through the Wakefield joint venture. An increasing portion of our real estate debt pipeline is coming from repeat borrower business which is a key component of our direct origination strategy. Additionally, credit quality remains strong across our portfolio and we have continued to benefit from very attractive funding costs through our CDO franchise.”

Investment Summary

The Company committed to $697 million of new investments during the second quarter 2006. The Company committed to $365 million of loans in 19 transactions, funded $274 million, and received $24 million of loan principal repayments. During the second quarter, the Company invested in 44 real estate securities totaling $232 million, and acquired $100 million of net lease investments. The Company acquired 13 net lease properties at the initial closing of the Wakefield joint venture and acquired another net lease property after formation of the venture for a total purchase price of $65 million. In addition, during the second quarter the Company directly acquired a net lease property for $35 million.

First mortgages and junior participations in first mortgages represented 57.7% and mezzanine loans represented 42.3% of second quarter loan volume. Weighted average first and last dollar loan-to-value was 31.6% and 83.3%, respectively.

The Company’s real estate securities investments during the quarter had a weighted average credit rating of BBB-/Baa3, reflecting NorthStar’s focus on higher credit-quality securities. Three of the transactions replaced collateral that repaid in an existing CDO, and 39 of the investments are being funded in off-balance sheet warehouse lines for future CDO financings.

As of June 30, 2006, the Company had $3.7 billion of assets under management.

Financing and Risk Management

On May 23, 2006, the Company completed the sale of 10 million shares of its common stock at a price of $10.60 per share, and on June 22, 2006, the underwriters of the offering exercised in full their over-allotment option and purchased an additional 1.529 million shares at a price of $10.60 per share. The Company raised net proceeds of approximately $114.6 million which were used to repay borrowings under its credit facilities and to fund new investments.

On June 6, 2006, the Company amended a secured credit facility to increase its maximum amount from $300 million to $500 million, providing for advance rates and interest costs ranging from 50% to 100% of the value of the collateral and spreads of 0.15% to 2.50% over one-month LIBOR, respectively, for which the advance is to be made.

On June 22, 2006, the Company completed a $550 million on-balance sheet CDO financing backed primarily by the Company’s real estate securities investments. The Company sold approximately $511 million of investment grade rated notes and retained all of the non-investment grade classes totaling approximately $39 million. The weighted average interest rate on the investment grade notes, including fees and expenses, was LIBOR plus 0.49% and their weighted average life is approximately twelve years.

At June 30, 2006, the Company had $210.8 million outstanding under its $650 million of committed secured credit facilities and had no outstanding principal balance under its $50 million unsecured credit facility.

On August 1, 2006, a wholly owned subsidiary of the Company issued $30 million of trust preferred securities in a private placement. The trust preferred securities have a 30-year term and bear a floating rate of LIBOR plus 2.70%. Simultaneous with the issuance, the Company entered into an interest rate swap with a commercial bank that converted this floating rate borrowing to a 8.16% fixed rate for ten years.

At June 30, 2006, the weighted average first and last dollar loan-to-value of the Company’s loans was 39.6% and 76.4%, respectively. The average credit rating of the Company’s real estate securities was BBB/Baa2 and the net leased assets were fully leased with a weighted average remaining lease term of 9.6 years.

As of June 30, 2006, the Company had no delinquencies or non-performing assets and experienced no losses during the quarter.

Andrew C. Richardson, chief financial officer and treasurer, stated, “This quarter we continued to deliver solid financial results with no credit issues in our asset base. We are rapidly deploying the equity capital raised during the second quarter into attractive, accretive investments. Despite increasing our diluted shares outstanding by 32% and raising $115 million of equity capital, our second quarter AFFO per share, excluding unrealized mark-to-market losses relating to off-balance sheet warehouse facilities, increased $0.01 over the first quarter 2006. In addition, general and administrative expenses this quarter included approximately $1.1 million of costs, of which $484,000 is included in equity based compensation, relating to the separation agreement between the Company and its prior chief financial officer.”

Mr. Richardson continued, “This quarter we also closed the first securities CDO that is consolidated on our balance sheet under the new FIN46 accounting interpretation issued in April. As we have done in past CDOs, we sold the investment grade-rated notes which, due to the high quality underlying collateral, represented approximately 93% leverage against the assets. While there is no net economic difference between consolidating and not consolidating our securities CDOs, the result of consolidating CDO VII was to increase our consolidated leverage by two percentage points as of June 30, 2006.”

Dividends

On July 25, 2006, the Company announced that its Board of Directors declared a cash dividend of $0.30 per share of common stock, payable with respect to the quarter ended June 30, 2006. The dividend will be paid on August 11, 2006 to shareholders of record as of the close of business on August 4, 2006. The dividend represents an increase of 100% from the dividend of $0.15 per share paid in the prior year quarter.

At June 30, 2006, the Company had 48,068,208 total shares and operating partnership units outstanding, and an $8.45 book value per share. Minority interest relating to the operating partnership was $44.7 million at June 30, 2006.

Earnings Conference Call

The Company will hold a conference call to discuss second quarter 2006 financial results on August 9, 2006, at 12:00 PM Eastern time. Hosting the call will be David Hamamoto, president and chief executive officer, and Andrew Richardson, chief financial officer and treasurer.

The call will be webcast live over the Internet from the Company's website at http://www.nrfc.com and will be archived on the company's website. The call can also be accessed live over the phone by dialing 800-867-0448, or for international callers, by dialing 303-262-2211.

A replay of the call will be available one hour after the call through Wednesday, August 16, 2006 by dialing 800-405-2236 or 303-590-3000 for international callers, using pass code 11067280.

About NorthStar Realty Finance Corp.

NorthStar Realty Finance Corp. is an internally managed REIT that originates and invests in commercial real estate debt, real estate securities and net lease properties. For more information about NorthStar Realty Finance Corp., please visit www.nrfc.com.

NorthStar Realty Finance Corp.
Condensed Consolidated Statements of Operations
(Amounts in thousands)

	Three Months Ended June 30, 2006	Three Months Ended June 30, 2005	Six Months Ended June 30, 2006	Six Months Ended June 30, 2005
Revenues and other income:
Interest income	$26,296	$8,485	$45,287	$15,225
Interest income - related parties	2,892	1,962	5,819	3,190
Rental and escalation income	8,017	2,150	14,450	4,070
Advisory and management fee income - related parties	1,490	1,128	2,993	2,071
Other revenue	437	25	2,353	76
Total revenues	39,132	13,750	70,902	24,632
Expenses:
Interest expense	19,835	6,658	34,167	12,314
Real estate properties - operating expenses	1,940	371	3,407	734
General and administrative:
Salaries and other compensation	3,236	1,278	5,499	2,539
Shared services - related party	—	344	—	686
Equity based compensation	2,743	959	4,456	1,759
Insurance	293	217	548	430
Auditing and professional fees	641	711	2,291	2,148
Other general and administrative	1,797	570	2,978	991
Total general and administrative	8,710	4,079	15,772	8,553
Depreciation and amortization	2,843	808	5,338	1,513
Total expenses	33,328	11,916	58,684	23,114
Income from operations	5,804	1,834	12,218	1,518
Equity in earnings of unconsolidated ventures	104	60	196	106
Unrealized gain (loss) on investments and other	(459)	(498)	1,624	549
Realized gain (loss) on investments and other	566	(86)	798	501
Income before minority interest and discontinued operations	6,015	1,310	14,836	2,674
Minority interest	(851)	(270)	(2,249)	(551)
Income from continuing operations before discontinued operations	5,164	1,040	12,587	2,123
Income from discontinued operations, net of minority interest	80	153	103	125
Gain on sale from discontinued operations, net of minority interest	—	8,630	141	8,630
Gain on sale of joint venture interest, net of minority interest	—	—	279	—
Net income	$5,244	$9,823	$13,110	$10,878

Net income per share from continuing operations (basic/diluted)	$0.15	$0.05	$0.39	$0.10
Income (loss) from discontinued operations (basic/diluted)	—	0.01	—	0.01
Gain on sale of discontinued operations and joint venture interest (basic/diluted)	—	0.41	0.01	0.41
Net income available to common shareholders	$0.15	$0.47	$0.40	$0.52
Weighted average number of shares of common stock:
Basic	34,980,352	21,250,240	32,897,222	21,250,240
Diluted	40,744,276	26,766,315	38,562,576	26,766,315

NorthStar Realty Finance Corp.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except per share data)

	June 30, 2006	December 31, 2005
	(Unaudited)
ASSETS:
Cash and cash equivalents	$23,973	$27,898
Restricted cash	87,743	27,501
Real estate debt investments	1,104,997	681,106
Debt securities available for sale	650,584	149,872
Operating real estate, net	316,264	198,708
CDO deposit and warehouse agreements	6,131	9,458
Investments in and advances to unconsolidated ventures	11,906	5,458
Receivables, net of allowance of $4 in 2006 and 2005	13,176	5,218
Unbilled rents receivable	1,790	1,117
Receivables - related parties	512	528
Deferred costs and intangible assets, net	62,981	38,745
Assets of properties held for sale	—	2,918
Derivative instruments	6,973	726
Other assets	12,932	7,312
Total assets	$2,299,962	$1,156,565

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
CDO bonds payable	$1,123,876	$300,000
Mortgage notes and loans payable	259,368	174,296
Liability to subsidiary trusts issuing preferred securities	158,358	108,258
Credit facilities	210,820	243,002
Repurchase obligations	50,277	7,054
Obligations under capital leases	3,413	3,375
Accounts payable and accrued expenses	16,163	9,091
Payables - related parties	58	26
Liabilities of properties held for sale	—	360
Escrow deposits payable	42,011	11,571
Other liabilities	14,572	6,829
Total liabilities	1,878,916	863,862

Minority interest	59,782	44,278
Commitments and contingencies
Stockholders’ Equity:
Common stock, $0.01 par value, 500,000 shares authorized, 42,306 and 30,465 shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively	424	305
Additional paid-in capital	342,228	224,892
Retained earnings	19,680	23,966
Accumulated other comprehensive loss	(1,068)	(738)
Total stockholders’ equity	361,264	248,425
Total liabilities and stockholders’ equity	$2,299,962	$1,156,565

NorthStar Realty Finance Corp.
Reconciliation of Net income to Funds from Operations and Adjusted Funds from Operations
(Amounts in thousands, except per share data)

The following is a reconciliation of net income to FFO and AFFO and illustrates the difference in this measure of operating performance

	Three Months Ended June 30, 2006	Three Months Ended June 30, 2005	Six Months Ended June 30, 2006	Six Months Ended June 30, 2005

Funds from Operations:
Income before minority interests	$6,015	$1,310	$14,836	$2,674
Adjustments:
Depreciation and amortization	2,843	808	5,338	1,513
Funds from discontinued operations	93	432	121	714
Real estate depreciation and amortization - unconsolidated ventures	214	—	332	—
Funds from Operations	$9,165	$2,550	$20,627	$4,901

Adjusted Funds from Operations:
Funds from Operations	$9,165	$2,550	$20,627	$4,901
Straight-line rental income, net	(368)	(24)	(673)	(58)
Straight-line rental income, discontinued operations	—	(199)	—	(286)
Straight-line rental income, unconsolidated ventures	(24)	—	(32)	—
Amortization of equity-based compensation	2,743	959	4,456	1,759
Fair value lease revenue (SFAS 141 adjustment)	(88)	(1)	(115)	(2)
Adjusted Funds from Operations	$11,428	$3,285	$24,263	$6,314

Less: Unrealized mark-to-market gain / (loss)	$(1,000)	$116	$1,074	$861

AFFO, excluding unrealized mark-to-market gain / (loss)	$12,428	$3,169	$23,189	$5,453

FFO per share of Common Stock	$0.22	$0.10	$0.53	$0.18

AFFO per share of Common Stock	$0.28	$0.12	$0.63	$0.24

AFFO per share of common Stock, excluding unrealized mark-to-market gain / (loss)	$0.31	$0.12	$0.60	$0.20

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of the Company's historical or future financial performance that are different from measures calculated and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, within the meaning of applicable SEC rules. These include: (i) Funds From Operations, and (ii) Adjusted Funds From Operations. The following discussion defines these terms, which the Company believes can be useful measures of its performance.

Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO)
Management believes that FFO, AFFO and AFFO exclusive of unrealized mark-to-market gains or losses, each of which are non-GAAP measures, are additional appropriate measures of the operating performance of a REIT and the Company in particular. The Company computes FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT), as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of depreciable properties, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for unconsolidated/uncombined partnerships and joint ventures. The Company calculates AFFO by subtracting from (or adding) to FFO:

•
normalized recurring expenditures that are capitalized by us and then amortized, but which are necessary to maintain the Company’s properties and revenue stream, e.g., leasing commissions and tenant improvement allowances;

•	an adjustment to reverse the effects of straight-lining of rents and fair value lease revenue under SFAS 141; and

•	the amortization or accrual of various deferred costs including intangible assets and equity based compensation.

Our calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, may not be comparable to such other REITs.

We believe that FFO, AFFO and AFFO exclusive of unrealized mark-to-market gains or losses are additional appropriate measures of the Company’s operating performance because they facilitate an understanding of the Company’s operating performance after adjustment for certain non-cash expenses, such as real estate depreciation, which assumes that the value of real estate assets diminishes predictably over time. Since FFO is generally recognized as industry standards for measuring the operating performance of an equity REIT, management also believes that FFO provides investors with an additional useful measure to compare the Company’s financial performance to other REITs.

Neither FFO, AFFO nor AFFO as adjusted for unrealized mark-to-market gains or losses is equivalent to net income or cash generated from operating activities determined in accordance with U.S. GAAP. Furthermore, FFO, AFFO and AFFO as adjusted for unrealized mark-to-market gains or losses do not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO, AFFO nor AFFO as adjusted for unrealized mark-to-market gains or losses should be considered as an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow from operating activities as a measure of the Company’s liquidity.

The Company urges investors to carefully review the GAAP financial information included as part of the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and quarterly earnings releases.

Return on Average Common Book Equity (Pre-G&A and Unrealized Mark-to-Market Loss)
	Three Months Ended
	June 30, 2006

Adjusted funds from operations (AFFO)	$11,428
Plus: General & Administrative Expenses	8,710
Plus: Unrealized Mark-to-Market Loss	1,000
Less: Equity Based Compensation included in G&A	2,743
AFFO, Pre-G&A and Unrealized Mark-to-Market Loss	18,395

Annualized	$73,580	(A)
Average Common Book Equity & Operating Partnership Minority Interest	$349,243	(B)
Return on Average Common Book Equity
	21.1%	(A)/(B)

Second Quarter Funded Loan and Net Lease Statistics ($ in thousands)

	Loans
	Fixed	Floating	Total	Net Lease
Amount Funded	$72,033	$201,964	$273,997	$99,891
Weighted Average Yield	10.69%	7.28%	8.17%	8.85%
Weighted Average all in spread / margin(1)	5.50%	3.53%	NA	NA
Weighted Average First $ LTV	71.4%	17.5%	31.6%	NA
Weighted Average Last $ LTV	94.9%	79.2%	83.3%	NA

(1) Based on average quarterly one-month LIBOR and US Treasury rates during the quarter.

Second Quarter Funded Securities Investments Statistics
($ in thousands)
	Amount
	Invested(1)

CMBS (investment grade)	$120,782
CMBS (non-investment grade)	40,240
REIT Debt (investment grade)	7,269
REIT Debt (non-investment grade)	34,993
Bank Loans (non-investment grade)	29,175
Total	$232,459
__________________________________________
(1) Securities investments are generally acquired in off-balance sheet warehouse facilities.

Assets Under Management at June 30, 2006
($ in thousands)
	$	%
Investment grade securities	$1,636,215	44.48%
First mortgages(1)	631,405	17.18%
Non-investment grade securities	577,509	15.70%
Mezzanine and other subordinate loans	455,165	12.37%
Non-investment grade net lease(2)	182,226	4.95%
Investment grade net lease(2)	195,870	5.32%
Total	$3,678,390	100.00%
________________________________________
(1) Includes $203.9 million of junior participations in first mortgages.
(2) Net lease amounts prior to accumulated depreciation and impact of statement of FAS No. 141.

Safe Harbor Statement

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; NorthStar Realty can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from NorthStar Realty's expectations include, but are not limited to changes in economic conditions generally and the real estate and bond markets specifically, legislative or regulatory changes (including changes to laws governing the taxation of REITs), availability of capital, interest rates and interest rate spreads, policies and rules applicable to REITs, the continued service of key management personnel, the effect of competition in the real estate finance industry, the costs associated with compliance and corporate governance, including the Sarbanes-Oxley Act and related regulations and requirements, and other risks detailed from time to time in NorthStar Realty's SEC reports. Factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's Annual Report on Form 10-K for the year ended December 31, 2005. Such forward-looking statements speak only as of the date of this press release. NorthStar Realty expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.
Contact:
Investor Relations
Julie Tu
(212) 827-3776